Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Media (609) 419 2466
Investors (609) 452 4807
www.covance.com

WENDEL BARR APPOINTED CHIEF OPERATING OFFICER OF COVANCE

- Mike Lehmann Named President, Labs North America -

Princeton, New Jersey, December 18, 2007 — Covance Inc. (NYSE: CVD) today announced that Wendel Barr has been named Covance’s Chief Operating Officer, effective January 1, 2008. Mr. Barr, who is currently President of Early Development North America, will assume operating responsibility for Covance’s business units worldwide and will report to Joe Herring, Covance’s Chairman and Chief Executive Officer. In addition, Mike Lehmann, currently General Manager of the preclinical laboratory facility in Madison, Wis., was named President of Labs North America and will serve on Covance’s Global Leadership Council.

“These moves reflect the depth and strength of our leadership talent that enables us to promote executives from within Covance,” said Mr. Herring. “Wendel is a proven leader who has demonstrated exemplary management capabilities, a track record of accomplishment, and strong client focus, as reflected by the impressive growth and expansion of our Early Development North America operations. Wendel’s appointment will allow me to further focus on strategies that would continue to drive growth and deliver value to our clients, employees, and shareholders.”

Mr. Barr joined Covance in 2000 as Vice President and General Manager of Labs North America. In 2003, he was promoted to President, Early Development North America responsible for the company’s North American preclinical and global Phase I operations. Under Barr’s leadership, the Early Development North America operations has grown significantly with expansions in Madison, Wis., and planned construction in Chandler, Ariz., and Manassas, Va., as well as acquisitions in the Phase I service offering. Prior to joining Covance, Mr. Barr was Global Vice President and General Manager of Marconi Medical Systems. He also spent 15 years at GE in a broad variety of positions of increasing responsibility. He holds an MBA from the National University in San Diego, Calif., and a B.S. in Electrical Engineering Technology from DeVry Institute of Technology in Phoenix, Ariz.

“I am pleased to have the opportunity to work with Covance’s talented management team and partner with Joe Herring in my new role,” Mr. Barr said. “The market opportunities of the drug development industry today are outstanding. I am committed to furthering our focus on operational excellence and deepening strategic partnerships with our clients to help them bring new medicines to market sooner.”

“I am also looking forward to working with Mike in his new role overseeing the preclinical laboratory operations in North America.” said Mr. Barr. “He has done a tremendous job of focusing on the growth and expansion of our Madison facility and his appointment will allow us to continue to build on the operational rigor we have put in place, and strengthen our ability to execute and deliver against our clients’ needs.”

Mr. Lehmann joined Covance assuming the role of General Manager of the Madison facility in 2005. Before joining Covance, Mike spent 17 years at GE’s Healthcare business in key operational and management roles. He holds a B.S. in Mechanical Engineering from the Catholic University of America and an M.B.A. from Marquette University.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with revenues over the last twelve months of approximately $1.5 billion, global operations in more than 20 countries, and approximately 8,700 employees worldwide. Information on products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.